Exhibit 2.1

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated June 21, 2010 (this “Amendment”), is made to the Agreement and Plan of Merger dated as of November 6, 2009 (the “Merger Agreement”), by and among WESTERN LIBERTY BANCORP, a Delaware corporation with its principal place of business in New York, New York (“Parent”), WL-S1 INTERIM BANK, a Nevada corporation, SERVICE1ST BANK OF NEVADA, a Nevada-chartered non-member bank (“Bank”), and CURTIS W. ANDERSON, an individual, as the representative of the Persons who will be former stockholders of Bank after the Closing. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, pursuant to Section 12.5 of the Merger Agreement, Parent and Bank wish to amend the Merger Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Bank hereby agree as follows:

1. Amendments.

a. Merger Consideration.  Clauses (i) and (ii) of Section 3.2(a) of the Merger Agreement are hereby deleted in their entirety and replaced with the following:

(i) an amount (the “Base Merger Consideration”) equal to:

(A) the Tangible Book Value of Bank as of the Valuation Date as calculated pursuant to Section 4.1, minus

(B) all Bank-Borne Transaction Expenses, minus

(C) $1,000,000; and

(ii) if at any time during the first two years after the Effective Time, either (x) Parent Common Stock shall have closed trading on the New York Stock Exchange or such other national securities exchange (a “National Exchange”) on which Parent Common Stock is then listed at a price in excess of $12.75 per share (as reported in the Wall Street Journal or, if not reported thereby, an alternative chosen mutually by Parent and Bank) for thirty (30) consecutive trading days or (y) in the event Parent Common Stock is not listed on a National Exchange, if Parent Common Stock shall have closed trading on the Over-the-Counter Bulletin Board at a price in excess of $12.75 per share (as reported in the Wall Street Journal or, if not reported thereby, an alternative chosen mutually by Parent and Bank) for thirty (30) consecutive trading days, an additional amount equal to the following (such amount, if payable, the “Contingent Merger Consideration”): 20% of the Tangible Book Value as of the Valuation Date as calculated pursuant to Section 4.1.

b. References to Merger Agreement.  The term “Agreement” as defined in the recitals and Schedule II of the Merger Agreement is hereby amended to refer to the Merger Agreement, as amended, restated, modified or otherwise supplemented from time to time, including without limitation, by this Amendment.

c. References to Date of the Merger Agreement.  Notwithstanding the execution of this Amendment, any and all references in the Merger Agreement to the date of the “Agreement” shall be a reference to November 6, 2009.

d. Material Adverse Effect.

i. The date “December 31, 2008” in Section 5.18(b) of the Merger Agreement is hereby replaced with “March 31, 2010”.

ii. The words “the Balance Sheet Date” in Section 10.2(f) of the Merger Agreement are hereby replaced with “March 31, 2010”.

e. Post-Effective Amendment to Registration Statement.  A new Section 7.12 is hereby added to the Merger Agreement reading in its entirety as follows:

Section 7.11.  Post-Effective Amendment to Registration Statement.  In accordance with the provisions of Section 8.4(b) of the Merger Agreement, (i) Parent shall file with the SEC as promptly as practicable after the date of the First Amendment to Agreement and Plan of Merger, dated June 21, 2010 among the parties to this Agreement (the “Amendment”), a post-effective amendment to the Registration Statement to amend the Registration Statement to reflect the terms of the Amendment (the “Registration Statement Amendment”), (ii) Parent and Bank shall use reasonable best efforts to have the Registration Statement Amendment declared effective as soon as practicable and (iii) as required by Applicable Law, Bank shall disseminate the information contained in the Registration Statement Amendment to the Bank Stockholders; provided, however, that no amendment will be filed and no such information shall be otherwise disseminated without prior consultation between Parent and Bank and providing Parent and Bank with a reasonable opportunity to review and comment on such amendment. For the avoidance of doubt, the provisions of this Agreement relating to the Registration Statement, including Section 7.10, shall to the extent reasonably applicable apply to the Registration Statement Amendment mutatis mutandis.

f. Bank Proxy Statement; Meeting of the Bank Stockholders.  A new Section 7.13 is hereby added to the Merger Agreement reading in its entirety as follows:

Section 7.13.  Bank Proxy Statement; Meeting of the Bank Stockholders.  Bank shall prepare promptly following the date of the Amendment an amended Bank Proxy Statement to reflect the terms of this Amendment. Bank, acting through the Bank Board, shall take all actions in accordance with Nevada Law, the Articles of Incorporation and Bylaws of Bank and all other Applicable Laws to mail such amendment to the Bank Proxy Statement and duly call and give notice of as promptly as practicable after the Registration Statement Amendment shall have become effective, and to convene and hold, as promptly as practicable thereafter, a meeting of the Bank Stockholders, or otherwise solicit written consents of the Bank Stockholders, to obtain the Bank Stockholder Approval of the Merger Agreement, as amended by the terms of the Amendment, and the Related Documents, and the performance by Bank of the Merger and the other transactions contemplated by the Agreement and the Related Documents. For the avoidance of doubt, the provisions of this Agreement relating to the Proxy Statement, including Section 7.10, shall to the extent reasonably applicable apply to the amended Bank Proxy Statement mutatis mutandis.

g. Meeting of Parent’s Stockholders.  The phrase “as promptly as practicable after the Registration Statement shall have become effective” contained in the first sentence of Section 8.5(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following phrase: “as promptly as practicable after the making of any such determination, if any, by the Parent Board”.

h. Exclusivity; Superior Bank Proposal.  The reference to “Section 11.2(b)(iv)” contained in Section 7.9(c) of the Merger Agreement is hereby replaced with “Section 11.2(b)(vi)”.

i. Additional Capital.  The reference to “$15,000,000” in Section 8.7 of the Merger Agreement is hereby replaced with “$25,000,000”.

j. Bank-Designated Director.  Bank Schedule 8.8 of the Merger Agreement is hereby amended to replace the name “Kenny C. Guinn” with “Curtis Anderson”.

k. Employment of John Gaynor.  Section 10.2(h) is hereby replaced in its entirety with the following:

(h) Certain Employment Arrangements.  (i) Mr. Martin shall continue to be employed by Bank and/or Parent, (ii) the Employment Agreement entered into by Parent with Mr. Martin shall remain in full force and effect, except in the case of death or disability, and (iii) the Employment Agreement entered into by Parent with Mr. Gaynor shall have been terminated without any liability to Bank, Parent or any of their Affiliates and otherwise on terms and conditions reasonably acceptable to Parent; provided, however, that the condition set forth in clause (ii) shall not apply with respect to any Employment Agreement that has been terminated by Parent (other than as required by Applicable Law or if Parent reasonably believes that such termination is required in order to obtain Regulatory Approvals as a result of discussions with Bank Regulators, and Parent provides Bank with written notice of the termination of such Employment Agreement specifying in reasonable detail the basis on which Parent’s reasonable belief for such termination is based).

2. Miscellaneous Provisions.  Sections 12.2, 12.3, 12.5, 12.6, 12.7, 12.8, 12.9, 12.10 and 12.11 of the Merger Agreement are incorporated into this Amendment by reference as if they were a part hereof and for the purposes of this Section 2, each reference to the “Agreement” therein shall be construed as a reference to this Amendment.

3. Survival of Merger Agreement.  Except as amended hereby, all the terms of the Merger Agreement shall remain in full force and effect. This Amendment amends certain provisions of the Merger Agreement and together with the Merger Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, each of the undersigned Amendment has caused this Amendment to be duly executed and delivered as of the date first written above.

Parent:

WESTERN LIBERTY BANCORP

By:	/s/ Jason N. Ader
Name:     Jason N. Ader

Title:	Chairman

Bank:

SERVICE1ST BANK OF NEVADA

By:	/s/ William E. Martin
Name:     William E. Martin

Title:	Vice Chairman & CEO

ACKNOWLEDGED AND AGREED TO BY:

/s/  Curtis W. Anderson
CURTIS W. ANDERSON, in his capacity as
the Former Stockholders’ Representative

WL-S1 INTERIM BANK

By:	/s/ Jason N. Ader
Name:     Jason N. Ader

Title:	Chairman

[SIGNATURE PAGE TO FIRST AMENDMENT TO MERGER AGREEMENT]

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